UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2005

Eli Lilly and Company
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	001-06351	35-0470950
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Lilly Corporate Center, Indianapolis, Indiana		46285
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	317-276-2000

No change
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Definitive Zyprexa® Product Liability Settlement Agreement.
On September 16, 2005, Eli Lilly and Company (the "Company") and certain plaintiffs’ counsel representing Zyprexa product liability claimants, including all plaintiffs’ counsel who are members of the Plaintiffs’ Steering Committee ("PSC") appointed in In re Zyprexa Products Liability Litigation, MDL No. 1596, in the United States District Court for the Eastern District of New York (the "MDL") and other plaintiffs’ counsel representing Zyprexa claimants, entered into a definitive Master Settlement Agreement ("Agreement") regarding the Zyprexa claims handled or controlled by the participating counsel. The material terms of the Agreement are essentially the same as those contained in the agreement in principle that was entered into and disclosed by the Company in June 2005.

The Agreement is being entered into solely by way of compromise and settlement and is not in any way an admission of liability or fault by the Company. The Company intends to continue to vigorously defend the remaining Zyprexa product liability cases.

The Agreement covers approximately 8,000 claimants, representing approximately 70 percent of the U.S. Zyprexa product liability claims known to the Company. The claims included in the settlement are:

• A large number of the previously filed lawsuits pending in various state and federal courts, including the MDL;
• Two proposed nationwide class action lawsuits pending in the MDL (Ortiz et al. v. Eli Lilly and Company et al. and Tringali et al. v. Eli Lilly and Company et al.), neither of which has been certified by a judge;
• A proposed class action on behalf of Iowa residents pending in the MDL (Dau v. Eli Lilly and Company), which has not been certified by a judge;
• The majority of the over 6,000 potential claims that were subject to agreements tolling the statute of limitations; and
• A number of other informally asserted claims.

Under the Agreement, the Company will pay $700 million into a settlement fund held in escrow by Citibank, N.A., as escrow agent. Of the total, $690 million will be used for resolution of the claims of the participating claimants and $10 million will be paid to cover administrative expenses, costs, and services in connection with the claims resolution process. The Company will pay $500 million into the escrow account in the third quarter of 2005 and the remaining $200 million in the fourth quarter of 2005.

The claims process will be administered by four Special Settlement Masters appointed by the Honorable Jack Weinstein of the Eastern District of New York. The Special Settlement Masters shall establish a claims administration process that shall include guidelines and procedures for administering the settlement. The Agreement and the distribution of funds to participating claimants are conditioned upon, among other things, the Company obtaining full releases from no fewer than 7,193 claimants.

Distribution of funds to any individual is conditioned upon a full release and a dismissal with prejudice of the entire action or claim as to all named defendants, including physicians and other health care providers. Prior to receiving an award, an individual claimant shall represent and warrant that liens, assignment rights, or other claims that are identified in the claims administration process have been or will be satisfied by the individual claimant.

The amount of settlement awards to participating claimants, the claims evaluation process and procedures used in conjunction with award distributions, and the negotiations leading to the settlement shall be kept confidential by all parties and their counsel.

Compensation of Named Executive Officers.
On September 19, 2005, the board of directors of the Company elected John C. Lechleiter, Ph.D., as president and chief operating officer and a member of the board of directors, effective October 1, 2005, and approved other senior management organizational changes. In connection with these changes, the compensation committee of the board approved the following salary and annual cash bonuses for Dr. Lechleiter and for Steven M. Paul, M.D., Executive Vice President, Science and Technology:

John C. Lechleiter, Ph.D.:
Annual Base Salary-$1,100,000; Annual Bonus*-$1,100,000

Steven M. Paul, M.D.:
Annual Base Salary-$875,000; Annual Bonus*-$743,750

* The bonus amounts represent the target bonus under the Eli Lilly and Company Bonus Plan, assuming the listed salary was paid for the entire calendar year. Actual bonuses earned for a given calendar year will be calculated on base salary actually paid for the year and may vary from zero to 200 percent of the target amount, depending on the company’s results relative to predetermined corporate performance measures that are based 25 percent on sales growth and 75 percent on earnings-per-share growth (adjusted for unusual items in accordance with predetermined criteria).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 19, 2005, the board of directors of the Company elected John C. Lechleiter, Ph.D., as president and chief operating officer, effective October 1, 2005, for a term of office expiring on the date of the next annual meeting of the board of directors, to be held on April 24, 2006. The board also elected Dr. Lechleiter as a member of the board of directors effective October 1, 2005. The board assigned Dr. Lechleiter to the director class of 2008 and appointed him to the board’s science and technology committee. Dr. Lechleiter, age 52, joined the Company in 1979 as a senior organic chemist. In 1998 he was named senior vice president, pharmaceutical products. In 2001 he became executive vice president, pharmaceutical products and corporate development, and since 2004 he has served as executive vice president, pharmaceutical operations.

Upon the effective date of Dr. Lechleiter’s election as president, Sidney Taurel, currently chairman of the board, president, and chief executive officer, shall serve as chairman of the board and chief executive officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eli Lilly and Company

September 20, 2005	By:	Charles E. Golden

Name: Charles E. Golden
Title: Executive Vice President and Chief Financial Officer